Exhibit 107
Calculation of Filing Fees Tables

Form S-8
(Form Type)

Vera Bradley, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Rules 457(c) and 457(h)	3,000,000	$6.10	$18,300,000	$0.0001102	$2,016.66
Total Offering Amounts					$18,300,000		$2,016.66
Total Fee Offsets							—
Net Fee Due							$2,016.66

(1)	Represents additional shares issuable under the Amended and Restated Vera Bradley, Inc. 2020 Equity and Incentive Plan (the "Plan"). The securities registered hereunder include options and rights to acquire Common Stock. Pursuant to Rule 416(a), this registration statement also registers such indeterminate number of additional shares of Common Stock of the registrant as may become issuable with respect to any or all of such shares by reason of any stock split, stock dividend, recapitalization or similar transaction.

(2)
The proposed maximum offering price per share and the maximum aggregate offering price are estimated solely for purposes of calculating the registration fee and are based, pursuant to Rule 457(h) under the Securities Act, upon the average of the high and low sale prices of the Common Stock, as reported on the NASDAQ Global Select Market on June 16, 2023.